EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of CAS Medical Systems, Inc. of our report dated March 26, 2013, relating to the consolidated financial statements of CAS Medical Systems, Inc. as of and for the years ended December 31, 2012 and 2011, which report appears in the December 31, 2012 Annual Report on Form 10-K of CAS Medical Systems, Inc. We also consent to the reference to our firm under the heading “Experts’’.

/s/ CohnReznick LLP

Glastonbury, Connecticut
May 24, 2013